As filed with the Securities and Exchange Commission on May 20, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SPDR® GOLD TRUST
(Previously known as the streetTRACKS® Gold Trust)

SPONSORED BY WORLD GOLD TRUST SERVICES, LLC
(Exact name of Registrant as specified in its charter)

New York	81-6124035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o World Gold Trust Services, LLC
444 Madison Avenue, 3rd Floor
New York, New York 10022
(212) 317-3800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven J. Glusband, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
(212) 732-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mr. James Burton World Gold Trust Services, LLC 444 Madison Avenue, 3rd Floor New York, New York 10022 (212) 317-3800	Steven J. Glusband, Esq. Aaron E. Salsberg, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200	John Altorelli, Esq. Alexander G. Fraser, Esq. Dewey & LeBoeuf, LLP 1301 Avenue of the Americas New York, NY 10019 212-259-7620

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
SPDR® Gold Shares	50,000,000	$85.46	$4,273,000,000	$167,928.90
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices ($85.81 and $85.10, respectively) of the SPDR® Gold Shares (the ‘‘Shares’’) as reported on May 14, 2008 by NYSE Arca, Inc.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is being filed as a combined prospectus which also relates to 21,300,000 unsold Shares registered under Registration Statement No. 333-139016, under the prospectus dated July 24, 2007. Accordingly, upon effectiveness this Registration Statement will act as a post-effective amendment to such earlier Registration Statement.

This registration statement shall become effective immediately upon filing, as provided in Rule 462(e) under the Securities Act of 1933.

PROSPECTUS

SPDR® Gold Trust
71,300,000
SPDR® Gold Shares

The SPDR® Gold Trust, or the Trust, issues SPDR® Gold Shares, or the Shares, which represent units of fractional undivided beneficial interest in and ownership of the Trust. World Gold Trust Services, LLC is the sponsor of the Trust, or the Sponsor. The Bank of New York is the trustee of the Trust, or the Trustee, HSBC Bank USA, N.A. is the custodian of the Trust, or the Custodian, and State Street Global Markets, LLC is the marketing agent of the Trust, or the Marketing Agent. The Trust intends to issue additional Shares on a continuous basis through its Trustee. The Trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

On December 13, 2007, we transferred the listing of our Shares from the New York Stock Exchange, or the NYSE, to NYSE Arca, Inc., or NYSE Arca. The Shares trade on NYSE Arca under the symbol ‘‘GLD.’’ The closing price of the Shares on the NYSE Arca on May 19, 2008 was $89.39. On May 20, 2008, we changed our name to SPDR® Gold Trust from the streetTRACKS® Gold Trust.

The Shares may be purchased from the Trust only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The Trust issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee. It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the NYSE Arca at the time of each sale.

Investing in the Shares involves significant risks. See ‘‘Risk Factors’’ starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee or the Marketing Agent. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust. A Shareholder does not have the statutory rights normally associated with the ownership of shares of a corporation. Each Share is transferable and is fully paid and non-assessable. The Shares do not entitle their holders to any conversion or pre-emptive rights. The Shares may only be redeemed by or through an Authorized Participant and only in Baskets.

Shareholders have no voting rights except in limited circumstances. Shareholders holding at least 66-2/3% shares of the Shares outstanding may vote to remove the Trustee. The Trustee in turn may terminate the Trust with the agreement of Shareholders owning at least 66-2/3% of the outstanding Shares. In addition, certain amendments to the Trust Indenture require 51% or unanimous consent of the Shareholders.

‘‘SPDR’’ is a trademark of the McGraw-Hill Companies, Inc. and has been licensed for use by the SPDR® Gold Trust.

streetTRACKS® is a registered service mark of State Street Corporation, an affiliate of the Marketing Agent.

The date of this prospectus is May 20, 2008.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

TABLE OF CONTENTS

Statement Regarding Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	6
Use of Proceeds	14
Overview of the Gold Industry	15
Creation and Redemption of Shares	25
United States Federal Tax Consequences	30
ERISA and Related Considerations	34
Plan of Distribution	35
Description of the Shares	36
Legal Matters	37
Experts	37
Where You Can Best Find More Information; Incorporation of Certain Information by Reference	37

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares.

The information contained in the sections of our Annual Report on Form 10-K, incorporated herein by reference, captioned ‘‘Overview of the Gold Industry,’’ ‘‘Operation of the Gold Bullion Market’’ and ‘‘Analysis of Movements in the Price of Gold’’ is based on information obtained from sources that the Sponsor believes are reliable. This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. In making an investment decision, you must rely on your own examination of the Trust, the gold industry, the operation of the gold bullion market and the terms of the offering and the Shares, including the merits and risks involved. Although the Sponsor believes this information to be reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

The ‘‘SPDR’’ trademark is used under license from The McGraw-Hill Companies, Inc. and the SPDR® Gold Trust is permitted to use the ‘‘SPDR’’ trademark pursuant to a sublicense from the Marketing Agent. No financial product offered by SPDR® Gold Trust or its affiliates is sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (‘‘McGraw-Hill’’). McGraw-Hill makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. McGraw-Hill has no obligation or liability in connection with the administration, marketing or trading of financial products.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL McGRAW-HILL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

i

Statement Regarding Forward-Looking Statements

This prospectus includes ‘‘forward-looking statements’’ which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential’’ or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See ‘‘Risk Factors.’’ Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

ii

Prospectus Summary

You should read this entire prospectus and the material incorporated by reference herein, including ‘‘Risk Factors,’’ before making an investment decision about the Shares.

Trust Structure

The Trust is an investment trust, formed on November 12, 2004 under New York law pursuant to a trust indenture, or the Trust Indenture. The Trust Indenture was amended on November 26, 2007 to reflect the transfer of the listing of the Shares to NYSE Arca. The Trust Indenture was again amended on May 20, 2008 to reflect the change in the name of the Trust to SPDR® Gold Trust. The Trust holds gold and is expected from time to time to issue Baskets in exchange for deposits of gold and to distribute gold in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the performance of the price of gold bullion, less the Trust’s expenses. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in gold. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and trade under the ticker symbol GLD on the NYSE Arca.

The Trust’s Sponsor is World Gold Trust Services, LLC, or WGTS, which is wholly-owned by the World Gold Council, or WGC, a not-for-profit association registered under Swiss law. The Sponsor is a Delaware limited liability company and was formed on July 17, 2002. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, the WGC, the sole member of the Sponsor, is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor.

The Sponsor established the Trust and generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee and such service providers. The Sponsor may remove the Trustee and appoint a successor: (1) if the Trustee commits certain willful bad acts in performing its duties or willfully disregards its duties; (2) if the Trustee acts in bad faith in performing its duties; (3) if the Trustee’s creditworthiness has materially deteriorated; or (4) if the Trustee’s negligent acts or omissions have had a material adverse effect on the Trust or the interests of owners of beneficial interests in the Shares, or Shareholders, and the Trustee has not cured the material adverse effect within a certain period of time and established that the material adverse effect will not recur. The Sponsor will remove the Trustee if the Trustee does not meet the qualifications for a trustee under the Trust Indenture. The Sponsor may direct the Trustee to employ one or more other custodians in addition to or in replacement of the Custodian, provided that the Sponsor may not appoint a successor custodian without the consent of the Trustee if the appointment has a material adverse effect on the Trustee’s ability to perform its duties. To assist the Sponsor in marketing the Shares, the Sponsor has entered into a marketing agent agreement with the Marketing Agent, or the Marketing Agent Agreement. The Marketing Agent Agreement was amended on November 26, 2007 to reflect the transfer of the Shares to NYSE Arca and on May 20, 2008 to reflect the change in the name of the Trust to SPDR® Gold Trust. The Sponsor maintains a public website on behalf of the Trust, containing information about the Trust and the Shares. The internet address of the Trust’s website is www.spdrgoldshares.com. This internet address is only provided here as a convenience to you, and the information contained on or connected to the Trust’s website is not considered part of this prospectus. The Marketing Agent has sub-licensed the use of the registered mark ‘‘SPDR®’’ to the Sponsor for use by the Trust.

The Trustee is The Bank of New York, or BNY. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes (1) selling the Trust’s gold as needed to pay the Trust’s expenses (gold sales are expected to occur approximately monthly in the ordinary course), (2) calculating the NAV of the Trust and the NAV per Share, (3) receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Custodian and The Depository Trust Company, or the DTC and (4) monitoring the Custodian.

The Custodian is HSBC Bank USA, N.A., or HSBC. The Custodian is responsible for the safekeeping of the Trust’s gold deposited with it by Authorized Participants in connection with the creation of Baskets. The Custodian also facilitates the transfer of gold in and out of the Trust through gold accounts it maintains for Authorized Participants and the Trust. The Custodian is a market maker, clearer and approved weigher under the rules of the London Bullion Market Association, or LBMA.

Detailed descriptions of certain specific rights and duties of the Sponsor, Marketing Agent, Trustee and the Custodian are set forth in our Annual Report on Form 10-K incorporated herein by reference.

Trust Overview

The investment objective of the Trust is for the Shares to reflect the performance of the price of gold bullion, less the expenses of the Trust’s operations. The Shares are designed for investors who want a cost-effective and convenient way to invest in gold. Advantages of investing in the Shares include:

Ease and Flexibility of Investment.    The Shares trade on the NYSE Arca and provide institutional and retail investors with indirect access to the gold bullion market. The Shares may be bought and sold on the NYSE Arca like any other exchange-listed securities, and the Shares regularly trade until 8:00 PM New York time. We transferred the listing of the shares to NYSE Arca after being informed by the NYSE that it expected to complete the transfer of all NYSE listed exchange traded funds to NYSE Arca by year-end 2007.

Expenses.    The Sponsor expects that, for many investors, costs associated with buying and selling the Shares in the secondary market and the payment of the Trust’s ongoing expenses will be lower than the costs associated with buying and selling gold bullion and storing and insuring gold bullion in a traditional allocated gold bullion account.

Investing in the Shares does not insulate the investor from certain risks, including price volatility. See ‘‘Risk Factors.’’

Principal Offices

The Trust’s office is located at 444 Madison Avenue, 3rd Floor, New York, New York 10022 and its telephone number is 212-317-3800. The Sponsor’s office is located at 444 Madison Avenue, 3rd Floor, New York, New York 10022. The Trustee has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Custodian is located at 8 Canada Square, London, E14 5HQ, United Kingdom. The Marketing Agent’s office is located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

The Offering

Offering

The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust.

Shares outstanding

As of May 19, 2008, 190,300,000 Shares were outstanding and the estimated NAV per Share as determined by the Trust for May 19, 2008 was $89.40.

Use of proceeds

Proceeds received by the Trust from the issuance and sale of Baskets consist of gold deposits and, possibly from time to time, cash. Pursuant to the Trust Indenture, during the life of the Trust such proceeds will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) disbursed or sold as needed to pay the Trust’s ongoing expenses.

NYSE Arca symbol

GLD

CUSIP

78463V 107

Creation and redemption

The Trust creates and redeems the Shares from time to time, but only in one or more Baskets (a Basket equals a block of 100,000 Shares). The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of gold required for deposit with the Trust to create Shares for the period from the formation of the Trust to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket will gradually decrease over time, due to the accrual of the Trust’s expenses and the sale of the Trust’s gold to pay the Trust’s expenses. Baskets may be created or redeemed only by Authorized Participants, who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.

Net Asset Value

The NAV of the Trust is the aggregate value of the Trust’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). In determining the NAV of the Trust, the Trustee values the gold held by the Trust on the basis of the price of an ounce of gold as set by the afternoon session of the twice daily fix of the price of an ounce of gold which starts at 3:00 PM London, England time and is performed by the five members of the London gold fix, or the London PM Fix. The Trustee determines the NAV of the Trust on each day the NYSE Arca is open for regular trading, at the earlier of the London PM Fix for the day or 12:00 PM New York time. If no London PM Fix is made on a particular evaluation day or if the London PM Fix has not been announced by 12:00 PM

New York time on a particular evaluation day, the next most recent London gold price fix (AM or PM) is used in the determination of the NAV of the Trust, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such determination. The Trustee also determines the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares.

Trust expenses

The Trust’s ordinary operating expenses are accrued daily and are reflected in the NAV of the Trust. The Trust’s expenses include fees and expenses of the Trustee (which include fees and expenses paid to the Custodian by the Trustee for the custody of the Trust’s gold), the fees and expenses of the Sponsor, certain taxes, the fees of the Marketing Agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and marketing costs and expenses. In order to pay the Trust’s expenses, the Trustee sells gold held by the Trust on an as-needed basis. Each sale of gold by the Trust is a taxable event to Shareholders. For seven years from the date of the Trust Indenture or until the earlier termination of the Marketing Agent Agreement, if at the end of any month during this period the estimated ordinary expenses of the Trust exceed an amount equal to 0.40% per year of the daily adjusted NAV, or ANAV, of the Trust for such month, the fees payable to the Sponsor and the Marketing Agent for such month will be reduced by the amount of such excess in equal shares up to the amount of their fees provided that the gross assets of the Trust exceed a certain minimum amount. See ‘‘Risk Factors — When the fee reduction terminates or expires . . .’’ For details on the calculation of the ANAV of the Trust, see the Trust’s Annual Report on Form 10-K, incorporated herein by reference. The Trust pays on an ongoing basis the expenses of its operation.

Sponsor’s and Marketing Agent’s fees

The Sponsor’s fee is payable monthly in arrears and is accrued daily at an annual rate equal to 0.15% of the daily ANAV of the Trust. The Marketing Agent’s fee is payable monthly in arrears and is accrued daily at an annual rate equal to 0.15% of the daily ANAV of the Trust. If at the end of any month during the period ending seven years from the date of the Trust Indenture or upon the earlier termination of the Marketing Agent Agreement the estimated ordinary expenses of the Trust exceed an amount equal to 0.40% per year of the daily ANAV of the Trust for such month, the Marketing Agent’s fee and the Sponsor’s fee are subject to reduction.

Termination events

The Sponsor may, and it is anticipated that the Sponsor will, direct the Trustee to terminate and liquidate the Trust at any time after the first anniversary of the Trust’s formation when the NAV of the Trust is less than $350 million (as adjusted for inflation). The Sponsor may also direct the Trustee to terminate the Trust if the Commodity Futures Trading Commission, or the CFTC, determines that the Trust is a commodities pool under the Commodity Exchange Act of 1936, as amended, or the CEA. The Trustee may also terminate the Trust upon the agreement of Shareholders owning at least 66⅔% of the outstanding Shares.

The Trustee will terminate and liquidate the Trust if one of the following events occurs:

DTC, the securities depository for the Shares, is unwilling or unable to perform its functions under the Trust Indenture and no suitable replacement is available;

The Shares are de-listed from the NYSE Arca and are not listed for trading on another US national securities exchange or through the NASDAQ Stock Market within five business days from the date the Shares are de-listed;

The NAV of the Trust remains less than $50 million for a period of 50 consecutive business days;

The Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as sponsor;

The Trustee resigns or is removed and no successor trustee is appointed within 60 days;

The Custodian resigns and no successor custodian is appointed within 60 days;

The sale of all of the Trust’s assets;

The Trust fails to qualify for treatment, or ceases to be treated, for US federal income tax purposes, as a grantor trust; or

The maximum period for which the Trust is allowed to exist under New York law ends.

Upon the termination of the Trust, the Trustee will, within a reasonable time after the termination of the Trust, sell the Trust’s gold and, after paying or making provision for the Trust’s liabilities, distribute the proceeds to the Shareholders.

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in The Depository Trust Company or DTC Participant, (3) have entered into an agreement with the Trustee and the Sponsor, or the Participant Agreement, and (4) have established an unallocated gold account with the Custodian, or the Authorized Participant Unallocated Account. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold and any cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor.

Clearance and settlement

The Shares are evidenced by global certificates that the Trustee issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or indirectly through entities that are DTC Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus, including the Trust’s financial statements and the related notes.

The value of the Shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Shares.

The Shares are designed to mirror as closely as possible the performance of the price of gold bullion, and the value of the Shares relates directly to the value of the gold held by the Trust, less the Trust’s liabilities (including estimated accrued but unpaid expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including:

Global gold supply and demand, which is influenced by such factors as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia;

Investors’ expectations with respect to the rate of inflation;

Currency exchange rates;

Interest rates;

Investment and trading activities of hedge funds and commodity funds; and

Global or regional political, economic or financial events and situations.

In addition, investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately.

The Shares may trade at a price which is at, above or below the NAV per Share and any discount or premium in the trading price relative to the NAV per Share may widen as a result of non-concurrent trading hours between the COMEX and the NYSE Arca.

The Shares may trade at, above or below the NAV per Share. The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The trading price of the Shares fluctuates in accordance with changes in the NAV per Share as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the COMEX division of the New York Mercantile Exchange and the NYSE Arca. While the Shares trade on the NYSE Arca until 8:00 PM New York time, liquidity in the global gold market may be reduced after the close of the COMEX division of the New York Mercantile Exchange at 1:30 PM New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the Shares may widen.

The sale of gold by the Trust to pay expenses will reduce the amount of gold represented by each Share on an ongoing basis irrespective of whether the trading price of the Shares rises or falls in response to changes in the price of gold.

Each outstanding Share represents a fractional, undivided interest in the gold held by the Trust. The Trust does not generate any income and as the Trust will regularly sell gold over time to pay for its ongoing expenses, the amount of gold represented by each Share will gradually decline over time. This is true even if additional Shares are issued in exchange for additional deposits of gold into the Trust, as the amount of gold required to create Shares will proportionately reflect the amount of gold represented by the Shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the Shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the Shares gradually declines. The Shares will only maintain their original price if the price of gold increases.

Risk Factors

Investors should be aware that the gradual decline in the amount of gold represented by the Shares will occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of gold. The estimated ordinary operating expenses of the Trust, which accrue daily commencing after the first day of trading of the Shares are described in the Trust’s Annual Report on Form 10-K, incorporated herein by reference.

The sale of the Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the Shares.

The Trustee sells gold held by the Trust to pay Trust expenses on an as-needed basis irrespective of then-current gold prices. The Trust is not actively managed and no attempt will be made to buy or sell gold to protect against or to take advantage of fluctuations in the price of gold. Consequently, the Trust’s gold may be sold at a time when the gold price is low, resulting in a negative effect on the value of the Shares.

Purchasing activity in the gold market associated with the purchase of Baskets from the Trust may cause a temporary increase in the price of gold. This increase may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the gold required for deposit into the Trust in connection with the creation of Baskets may temporarily increase the market price of gold, which will result in higher prices for the Shares. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of gold that may result from increased purchasing activity of gold connected with the issuance of Baskets. Consequently, the market price of gold may decline immediately after Baskets are created. If the price of gold declines, the trading price of the Shares will also decline.

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936, or CEA.

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Consequently, Shareholders do not have the regulatory protections provided to investors in investment companies. The Trust will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the Commodity Futures Trading Commission, or CFTC. Furthermore, the Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee or the Marketing Agent is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the Shares. Consequently, Shareholders do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Trust may be required to terminate and liquidate at a time that is disadvantageous to Shareholders.

If the Trust is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to Shareholders, such as when gold prices are lower than the gold prices at the time when Shareholders purchased their Shares. In such a case, when the Trust’s gold is sold as part of the Trust’s liquidation, the resulting proceeds distributed to Shareholders will be less than if gold prices were higher at the time of sale. See the section of the Trust’s Annual Report on Form 10-K, incorporated herein by reference, captioned ‘‘Description of the Trust Indenture — Termination of the Trust’’ for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to postponement, suspension or rejection by the Trustee under certain circumstances.

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption or postpone the redemption settlement date, (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which the delivery, disposal or evaluation of gold is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection

Risk Factors

of Shareholders. In addition, the Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect a redeeming Shareholder. For example, the resulting delay may adversely affect the value of the Shareholder’s redemption distribution if the price of the Shares declines during the period of the delay. See the Trust’s Annual Report on Form 10-K, incorporated herein by reference. Under the Trust Indenture, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such suspension or postponement.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring ‘‘oppression’’ or ‘‘derivative’’ actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and will not receive dividends). See ‘‘Description of the Shares’’ for a description of the limited rights of holders of Shares.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

Crises may motivate large-scale sales of gold which could decrease the price of gold and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of gold in times of crisis may have a short-term negative impact on the price of gold and adversely affect an investment in the Shares. For example, the 1998 Asian financial crisis resulted in significant sales of gold by individuals which depressed the price of gold. Crises in the future may impair gold’s price performance which would, in turn, adversely affect an investment in the Shares.

Substantial sales of gold by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold over the past 10 years, with the result that the official sector, taken as a whole, has been a net supplier to the open market. Since 1999, most sales have been made in a coordinated manner under the terms of the Central Bank Gold Agreement, under which 15 of the world’s major central banks (including the European Central Bank) agreed to limit the level of their gold sales and lending to the market. It is possible that the agreement may not be renewed when it expires in September 2009. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Shares.

When the seven year fee reduction period terminates or expires, the estimated ordinary expenses payable by the Trust may increase, thus reducing the NAV of the Trust more rapidly and adversely affecting an investment in the Shares.

For seven years from the date of the Trust Indenture or until the earlier termination of the Marketing Agent Agreement, if at the end of any month during this period the estimated ordinary expenses of the Trust exceed an amount equal to 0.40% per year of the daily ANAV of the Trust for such month, the fees payable to the Sponsor and the Marketing Agent from the assets of the Trust for such month will be reduced by the amount of such excess in equal shares up to the amount of their fees. Investors should be aware that, based on current level of

Risk Factors

expenses, if the gross value of the Trust’s assets is less than approximately $500 million, the ordinary expenses of the Trust will be accrued at a rate greater than 0.40% per year of the daily ANAV of the Trust, even after the Sponsor and the Marketing Agent have completely reduced their combined fees of 0.30% per year of the daily ANAV of the Trust. This amount is based on the estimated ordinary expenses of the Trust, which are described in the Trust’s Annual Report on Form 10-K and incorporated herein by reference, and may be higher if the Trust’s actual ordinary expenses exceed those estimates. Additionally, if the Trust incurs unforeseen expenses that cause the total ordinary expenses of the Trust to exceed 0.70% per year of the daily ANAV of the Trust, the ordinary expenses will accrue at a rate greater than 0.40% per year of the daily ANAV of the Trust, even after the Sponsor and the Marketing Agent have completely reduced their combined fees of 0.30% per year of the daily ANAV of the Trust.

Upon the end of the seven year period or the earlier termination of the Marketing Agent Agreement, the fee reduction will expire and the estimated ordinary expenses of the Trust which are payable from the assets of the Trust each month may be more than they would have been during the period when the fee reduction is in effect, thus reducing the NAV of the Trust more rapidly than if the fee reduction was in effect and adversely affecting the value of the Shares.

The estimated ordinary operating expenses of the Trust, which accrue daily, and details on the calculation of the ANAV of the Trust are provided in our Annual Report on Form 10-K, incorporated herein by reference.

The Trust’s gold may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of the Trust’s gold could be lost, damaged or stolen. Access to the Trust’s gold could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Any of these events may adversely affect the operations of the Trust and, consequently, an investment in the Shares.

The Trust may not have adequate sources of recovery if its gold is lost, damaged, stolen or destroyed and recovery may be limited, even in the event of fraud, to the market value of the gold at the time the fraud is discovered.

Shareholders’ recourse against the Trust, the Trustee and the Sponsor, under New York law, the Custodian, under English law, and any subcustodians under the law governing their custody operations is limited. The Trust does not insure its gold. The Custodian maintains insurance with regard to its business on such terms and conditions as it considers appropriate. The Trust is not a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, the Custodian may not maintain adequate insurance or any insurance with respect to the gold held by the Custodian on behalf of the Trust. In addition, the Custodian and the Trustee do not require any direct or indirect subcustodians to be insured or bonded with respect to their custodial activities or in respect of the gold held by them on behalf of the Trust. Consequently, a loss may be suffered with respect to the Trust’s gold which is not covered by insurance and for which no person is liable in damages.

The liability of the Custodian is limited under the agreements between the Trustee and the Custodian which establish the Trust’s custody arrangements, or the Custody Agreements. Under the Custody Agreements, the Custodian is only liable for losses that are the direct result of its own negligence, fraud or willful default in the performance of its duties. Any such liability is further limited, in the case of the Allocated Bullion Account Agreement, to the market value of the gold held in the Trust’s allocated gold account with the Custodian, or the Trust Allocated Account, at the time such negligence, fraud or willful default is discovered by the Custodian in the case of the Unallocated Bullion Account Agreement, to the amount of gold credited to the Trust’s unallocated gold account with the Custodian, or the Trust Unallocated Gold Account, at the time such negligence, fraud or willful default is discovered by the Custodian. Under each Participant Unallocated Bullion Account Agreement (between the Custodian and an Authorized Participant), the Custodian is not contractually or otherwise liable for any losses suffered by any Authorized Participant or Shareholder that are not the direct result of its own gross negligence, fraud or willful default in the performance of its duties under such agreement, and in no event will its liability exceed the market value of the balance in the Authorized Participant Unallocated Account at the time such gross negligence, fraud or willful default is discovered by the Custodian.

Risk Factors

In addition, the Custodian will not be liable for any delay in performance or any non-performance of any of its obligations under the Allocated Bullion Account Agreement, the Unallocated Bullion Account Agreement or the Participant Unallocated Bullion Account Agreement by reason of any cause beyond its reasonable control, including acts of God, war or terrorism. As a result, the recourse of the Trustee or the investor, under English law, is limited. Furthermore, under English common law, the Custodian or any subcustodian will not be liable for any delay in the performance or any non-performance of its custodial obligations by reason of any cause beyond its reasonable control.

Gold may be held by one or more subcustodians appointed by the Custodian, or employed by the subcustodians appointed by the Custodian, until it is transported to the Custodian’s London vault premises. Under the Allocated Bullion Account Agreement, except for an obligation on the part of the Custodian to use commercially reasonable efforts to obtain delivery of the Trust’s gold from any subcustodians appointed by the Custodian, the Custodian is not liable for the acts or omissions of its subcustodians unless the selection of such subcustodians was made negligently or in bad faith. There are expected to be no written contractual arrangements between subcustodians that hold the Trust’s gold and the Trustee or the Custodian, because traditionally such arrangements are based on the LBMA’s rules and on the customs and practices of the London bullion market. In the event of a legal dispute with respect to or arising from such arrangements, it may be difficult to define such customs and practices. The LBMA’s rules may be subject to change outside the control of the Trust. Under English law, neither the Trustee, nor the Custodian would have a supportable breach of contract claim against a subcustodian for losses relating to the safekeeping of gold. If the Trust’s gold is lost or damaged while in the custody of a subcustodian, the Trust may not be able to recover damages from the Custodian or the subcustodian.

The obligations of the Custodian under the Allocated Bullion Account Agreement, the Unallocated Bullion Account Agreement and the Participant Unallocated Bullion Account Agreement are governed by English law. The Custodian may enter into arrangements with subcustodians, which arrangements may also be governed by English law. The Trust is a New York investment trust. Any United States, New York or other court situated in the United States may have difficulty interpreting English law (which, insofar as it relates to custody arrangements, is largely derived from court rulings rather than statute), LBMA rules or the customs and practices in the London custody market. It may be difficult or impossible for the Trust to sue a subcustodian in a United States, New York or other court situated in the United States. In addition, it may be difficult, time consuming and/or expensive for the Trust to enforce in a foreign court a judgment rendered by a United States, New York or other court situated in the United States.

If the Trust’s gold is lost, damaged, stolen or destroyed under circumstances rendering a party liable to the Trust, the responsible party may not have the financial resources sufficient to satisfy the Trust’s claim. For example, as to a particular event of loss, the only source of recovery for the Trust might be limited to the Custodian or one or more subcustodians or, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of the Trust.

Neither the Shareholders nor any Authorized Participant has a right under the Custody Agreements to assert a claim of the Trustee against the Custodian or any subcustodian; claims under the Custody Agreements may only be asserted by the Trustee on behalf of the Trust.

Gold bullion allocated to the Trust in connection with the creation of a Basket may not meet the London Good Delivery Standards and, if a Basket is issued against such gold, the Trust may suffer a loss.

Neither the Trustee nor the Custodian independently confirms the fineness of the gold allocated to the Trust in connection with the creation of a Basket. The gold bullion allocated to the Trust by the Custodian may be different from the reported fineness or weight required by the LBMA’s standards for gold bars delivered in settlement of a gold trade, or the London Good Delivery Standards, the standards required by the Trust. If the Trustee nevertheless issues a Basket against such gold, and if the Custodian fails to satisfy its obligation to credit the Trust the amount of any deficiency, the Trust may suffer a loss.

Risk Factors

Because neither the Trustee nor the Custodian oversees or monitors the activities of subcustodians who may temporarily hold the Trust’s gold until transported to the Custodian’s London vault, failure by the subcustodians to exercise due care in the safekeeping of the Trust’s gold could result in a loss to the Trust.

Under the Allocated Bullion Account Agreement described in the Trust’s Annual Report on Form 10-K, incorporated herein by reference, the Custodian has agreed that it will hold all of the Trust’s gold in its own London vault premises except when the gold has been allocated in a vault other than the Custodian’s London vault premises, and in such cases the Custodian has agreed that it will use commercially reasonable efforts promptly to transport the gold to the Custodian’s London vault, at the Custodian’s cost and risk. Nevertheless, there will be periods of time when some portion of the Trust’s gold will be held by one or more subcustodians appointed by the Custodian or by a subcustodian of such subcustodian.

The subcustodians which the Custodian currently uses are the Bank of England, Brinks Ltd., Via Mat International, and LBMA market-making members that provide bullion vaulting and clearing services to third parties. The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing its subcustodians but otherwise has no other responsibility in relation to the subcustodians appointed by it. These subcustodians may in turn appoint further subcustodians, but the Custodian is not responsible for the appointment of these further subcustodians. The Custodian does not undertake to monitor the performance by subcustodians of their custody functions or their selection of further subcustodians. The Trustee does not undertake to monitor the performance of any subcustodian. Furthermore, the Trustee may have no right to visit the premises of any subcustodian for the purposes of examining the Trust’s gold or any records maintained by the subcustodian, and no subcustodian will be obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such subcustodian. See the section of the Trust’s Annual Report on Form 10-K, incorporated herein by reference captioned ‘‘Custody of the Trust’s Gold’’ for more information about subcustodians that may hold the Trust’s gold.

In addition, the ability of the Trustee to monitor the performance of the Custodian may be limited because under the Custody Agreements the Trustee has only limited rights to visit the premises of the Custodian for the purpose of examining the Trust’s gold and certain related records maintained by the Custodian.

The ability of the Trustee and the Custodian to take legal action against subcustodians may be limited, which increases the possibility that the Trust may suffer a loss if a subcustodian does not use due care in the safekeeping of the Trust’s gold.

If any subcustodian does not exercise due care in the safekeeping of the Trust’s gold, the ability of the Trustee or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or, if the subcustodian is not located in England, under other applicable law. This is because there are expected to be no written contractual arrangements between subcustodians who may hold the Trust’s gold and the Trustee or the Custodian, as the case may be. If the Trustee’s or the Custodian’s recourse against the subcustodian is so limited, the Trust may not be adequately compensated for the loss. For more information on the Trustee’s and the Custodian’s ability to seek recovery against subcustodians and the subcustodian’s duty to safekeep the Trust’s gold, see the section of the Trust’s Annual Report on Form 10-K, incorporated by reference herein, captioned ‘‘Custody of the Trust Gold.’’

Gold held in the Trust’s unallocated gold account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the bullion held in the Trust’s allocated gold account.

Gold which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Trust Unallocated Account and, previously or subsequently in, the Authorized Participant Unallocated Account of the purchasing or redeeming Authorized Participant. During those times, the Trust and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held

Risk Factors

in such unallocated accounts. In addition, if the Custodian fails to allocate the Trust’s gold in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a subcustodian fails to so segregate gold held by it on behalf of the Trust, unallocated gold will not be segregated from the Custodian’s assets, and the Trust will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Trust or the Authorized Participant for the amount of gold held in their respective unallocated gold accounts.

In the case of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all of the accounts held by the Custodian, including the Trust Allocated Account. Although the Trust would be able to claim ownership of properly allocated gold, the Trust could incur expenses in connection with asserting such claims, and the assertion of such a claim by the liquidator could delay creations and redemptions of Baskets.

In issuing Baskets, the Trustee relies on certain information received from the Custodian which is subject to confirmation after the Trustee has relied on the information. If such information turns out to be incorrect, Baskets may be issued in exchange for an amount of gold which is more or less than the amount of gold which is required to be deposited with the Trust.

The Custodian’s definitive records are prepared after the close of its business day. However, when issuing Baskets, the Trustee relies on information reporting the amount of gold credited to the Trust’s accounts which it receives from the Custodian during the business day and which is subject to correction during the preparation of the Custodian’s definitive records after the close of business. If the information relied upon by the Trustee is incorrect, the amount of gold actually received by the Trust may be more or less than the amount required to be deposited for the issuance of Baskets.

The Trust’s obligation to reimburse the Marketing Agent, the Authorized Participants and certain parties connected with its initial public offering of 2,300,000 Shares for certain liabilities in the event the Sponsor fails to indemnify such parties could adversely affect an investment in the Shares.

The Sponsor agreed to indemnify the Marketing Agent and UBS Securities LLC, as Purchaser in the Trust’s initial public offering in November 2004 of 2,300,000 Shares, their partners, directors and officers, and any person who controls the Purchaser or the Marketing Agent, and their respective successors and assigns, against any loss, damage, expense, liability or claim that may be incurred by the Purchaser and the Marketing Agent in connection with (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus forms a part (including this prospectus, any preliminary prospectus, any prospectus supplement and any exhibits thereto) or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) any untrue statement or alleged untrue statement of a material fact made by the Sponsor with respect to any representations and warranties or any covenants under (A) the distribution agreement between the Sponsor and the Purchaser, dated November 16, 2004, or the Distribution Agreement, or (B) the Marketing Agent Agreement, or failure of the Sponsor to perform any agreement or covenant therein, (3) any untrue statement or alleged untrue statement of a material fact contained in any materials used in connection with the marketing of the Shares, (4) circumstances surrounding the third party allegations relating to patent and contract disputes as described in ‘‘Risk Factors — Competing claims over ownership of intellectual property rights related to the Trust could adversely affect the Trust and an investment in the Shares,’’ or (5) the Marketing Agent’s performance of its duties under the Marketing Agent Agreement, and to contribute to payments that the Purchaser or the Marketing Agent may be required to make in respect thereof. The Trustee has agreed to reimburse the Marketing Agent, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor under the preceding sentence and the Purchaser for indemnification and contribution amounts due from the Sponsor in respect of the items identified in subsections (1), (2), (3) and (4) of the preceding sentence to the extent the Sponsor has not paid such amounts directly when due. Under the Participant Agreement, the Sponsor also has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the Authorized Participants may be required to make in respect of such liabilities. The Trustee has agreed to reimburse the Authorized Participants, solely from and to the extent of the Trust’s

Risk Factors

assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. In the event the Trust is required to pay any such amounts, the Trustee would be required to sell assets of the Trust to cover the amount of any such payment and the NAV of the Trust would be reduced accordingly, thus adversely affecting an investment in the Shares.

Under the Trust Indenture, the Sponsor may be able to seek indemnification from the Trust for payments it makes in connection with the Sponsor’s activities under the Trust Indenture to the extent its conduct does not disqualify it from receiving such indemnification under the terms of the Trust Indenture. The Sponsor shall also be indemnified from the Trust and held harmless against any loss, liability or expense arising under the Distribution Agreement, the Marketing Agent Agreement or any Participant Agreement insofar as such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided to the Sponsor by the Trustee. See the Trust’s Annual Report on Form 10-K, incorporated herein by reference.

Competing claims over ownership of intellectual property rights related to the Trust could adversely affect the Trust and an investment in the Shares.

While the Sponsor believes that all intellectual property rights needed to operate the Trust are owned by or licensed to the Sponsor or the WGC or have been obtained, third parties may allege or assert ownership of intellectual property rights which may be related to the design, structure and operations of the Trust. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, may adversely affect the Trust and an investment in the Shares, for example, resulting in expenses or damages or the termination of the Trust.

Use of Proceeds

Proceeds received by the Trust from the issuance and sale of Baskets will consist of gold deposits and, possibly from time to time, cash. Pursuant to the Trust Indenture, during the life of the Trust such proceeds will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) disbursed or sold as needed to pay the Trust’s ongoing expenses.

Overview of the Gold Industry

How Gold Travels from the Mine to the Customer

The following is a general description of the typical path gold takes from the mine to the customer. Individual paths may vary at several stages in the process from the following description.

Gold, a naturally occurring mineral element, is found in ore deposits throughout the world. Ore containing gold is first either dug from the surface or blasted from the rock face underground. Mined ore is hauled to a processing plant, where it is crushed or milled. Crushed or milled ore is then concentrated in order to separate out the coarser gold and heavy mineral particles from the remaining parts of the ore. Gold is extracted from these ore concentrates by a number of processes and, once extracted, is then smelted to a gold-rich doré (generally a mixture of gold and silver) and cast into bars. Smelting, in its simplest definition, is the melting of ores or concentrates with a reagent which results in the separation of gold from impurities.

The doré goes through a series of refining processes to upgrade it to a purity and format that is acceptable in the market place. Refining can take a number of different forms, according to the type of ore being treated. The doré is refined to a purity of 99.5% or higher. The most common international standard of purity is the standard established by the London Good Delivery Standards, described in ‘‘Operation of the Gold Bullion Market—The London Bullion Market.’’

The gold mining company pays the refinery a fee, and then sells the bars to a bullion dealer. In some cases, the refinery may buy the gold from the mining company, thus effectively operating as a bullion dealer. Bullion dealers in turn sell the gold to manufacturers of jewelry or industrial products containing gold. Both the sale by the mine and the purchase by the manufacturer will frequently be priced with reference to the London gold price fix, which is widely used as the price benchmark for international gold transactions.

Some gold mining companies sell forward their gold to a bullion dealer in order to lock in cash-flow for revenue management purposes. The price they receive on delivery of the gold will be that which was agreed to at the time of the initial transaction, equivalent to the spot price plus the interest accrued up until the date of delivery.

Once a manufacturer of jewelry or industrial products has taken delivery of the purchased gold, the manufacturer fabricates it and sells the fabricated product to the customer. This is the typical pattern in many parts of the developing world. In some countries, especially in the industrialized world, bullion dealers will consign gold out to a manufacturer. In these cases, the gold will be stored in a secured vault on the premises of the manufacturer, who will use these consignment stocks for fabrication into products as needed. The actual sale of the gold from the bullion dealer to the manufacturer only takes place at the time the manufacturer sells the product, either to a distributor, a retailer or the customer.

In some cases, the manufacturer may, often for cost reasons, ship the gold to another country for fabrication into products. The fabricated products may then be returned to the manufacturer’s country of business for onward sale, or shipped to a third country for sale to the customer.

Gold Supply and Demand

Gold is a physical asset that is accumulated, rather than consumed. As a result, virtually all the gold that has ever been mined still exists today in one form or another. Gold Survey 2008, a publication of GFMS Limited, or GFMS, an independent precious metals research organization based in London, estimates that existing above-ground stocks of gold amounted to 161,000 tonnes (approximately 5.2 billion ounces) at the end of 2007. These stocks have increased by approximately 2.0% per year on average for the 10 years ending December 2007. When used in this prospectus, ‘‘tonne’’ refers to one metric tonne, which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

Existing stocks may be broadly divided into two categories based on the primary reason for the purchase or holding of the gold:

Gold purchased or held as a store of value or monetary asset; and

Gold purchased or held as a raw material or commodity.

Overview of the Gold Industry

The first category, gold held as a store of value or monetary asset, includes the nearly 31,000 tonnes of gold that is estimated to be owned by the official sector (central banks, other governmental agencies and multi-lateral institutions such as the International Monetary Fund). GFMS estimate that just under 2,000 tonnes of this had already been mobilized into the market and fabricated into gold products. This reduces to 29,000 tonnes (18.0% of the estimated total) the total that could theoretically become available in the unlikely event that all official sector holdings were liquidated. The 26,500 tonnes of gold (16.5% of the estimated total) in the hands of private investors also falls into this first category. While much of the gold in this category exists in bullion form and, in theory, could be mobilized and made available to the market, there are currently no indications that a significantly greater amount of gold will be mobilized in the near future than has been mobilized in recent years.

The second category, gold held as a raw material or commodity, includes the 82,700 tonnes of gold (51.4% of the estimated total) that has been manufactured into jewelry. As all gold jewelry exists as fabricated products, the jewelry would need to be remelted and transformed into bullion bars before being mobilized into the market in an acceptable form. While adornment is the primary motivation behind purchases of gold jewelry in the industrialized world, much of the jewelry in the developing world has an additional store of value element, with this jewelry being held, at least in part, as a means of savings. As this jewelry in the developing world tends to be of higher purity, the price of an item of jewelry is more closely correlated with the value of the gold contained in it than is the case in the industrialized world. As a result, this jewelry is more susceptible to recycling. Recycled jewelry, primarily from the developing world, is the largest single component of annual gold scrap supply, which averaged 881 tonnes annually over the last 10 years.

The second category also includes the 19,200 tonnes of gold (11.9% of the estimated total) that has been manufactured or incorporated into industrial products. Similar to jewelry, this gold would need to be recovered from the industrial products and then remelted and recast into bars before it could be mobilized into the market. Small quantities of remelted gold from industrial products come onto the market each year.

Approximately 3,600 tonnes of above-ground stocks (2.2% of the estimated total) is unaccounted for.

World Gold Supply and Demand (1998 – 2007)

The following table sets forth a summary of the world gold supply and demand for the last 10 years. It is based on information reported in the GFMS Gold Survey 2008.

World Gold Supply and Demand, 1998-2007 (tonnes)

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Mine production	2,574	2,602	2,618	2,645	2,618	2,621	2,493	2,548	2,486	2,476
Official sector sales	363	477	479	520	547	620	479	663	370	481
Old gold scrap	1,108	620	619	749	872	985	878	897	1,126	956
Net producer hedging	97	506	(15)	(151)	(412)	(289)	(438)	(92)	(410)	(446)
Total reported supply[1]	4,143	4,205	3,701	3,763	3,625	3,937	3,412	4,016	3,572	3,467

Gold fabrication in carat jewellery	3,169	3,139	3,204	3,008	2,660	2,482	2,613	2,708	2,284	2,401
Gold fabrication in electronics	226	247	283	197	206	233	262	281	308	311
Gold fabrication in other industrial & decorative applications	103	99	99	97	83	81	84	88	91	92
Gold fabrication in dentistry	64	66	69	69	69	67	68	62	61	58
Retail investment	261	359	166	357	339	292	339	386	401	402
Investment in Exchange Traded Funds and related products[2]	0	0	0	0	3	39	133	208	260	251
Total identifiable demand[1]	3,824	3,911	3,821	3,727	3,359	3,194	3,498	3,733	3,405	3,515
Supply less demand[3]	319	294	(120)	36	265	743	(86)	283	167	(48)

(1)

Figures may not add to totals due to independent rounding.

(2)

Including SPDR Gold Shares (previously known as streetTRACKS Gold Shares), LyxOR Gold Bullion Securities, Gold Bullion Securities (Australia), NewGold Gold Debentures, iShares Comex Gold Trust, Central Fund of Canada, ZKB Gold, Goldist, ETFS Physical Gold and Central Gold Trust.

(3)

This is the residual from combining all the other data in the table. The residual results from the fact that there is no reliable methodology for measuring all elements of gold supply and demand. It includes net institutional investment other than that in Exchange Traded Funds and similar products, movements in stocks and other elements together with any residual error.

Source: GFMS Gold Survey 2008

Overview of the Gold Industry

Sources of Gold Supply

Sources of gold supply include both mine production and the recycling or mobilizing of existing above-ground stocks. The largest portion of gold supplied into the market annually is from gold mine production. The second largest source of annual gold supply is from old scrap, which is gold that has been recovered from jewelry and other fabricated products and converted back into marketable gold. Official sector sales have outstripped purchases since 1989, creating additional net supply of gold into the marketplace. Net producer hedging accelerates the sale of physical gold and can therefore impact, positively or negatively, on supply in a given year.

Mine production

Mine production includes gold produced from primary deposits and from secondary deposits where the gold is recovered as a by-product metal from other mining activities.

Mine production is derived from numerous separate operations on all continents of the world, except Antarctica. Any disruption to production in any one locality is unlikely to affect a significant number of these operations simultaneously. Such potential disruption is unlikely to have a material impact on the overall level of global mine production, and therefore equally unlikely to have a noticeable impact on the gold price.

In the unlikely event of significant disruptions to production occurring simultaneously at a large number of individual mines, any impact on the price of gold would likely be short-lived. Historically, any sudden and significant rise in the price of gold has been followed by a reduction in physical demand which lasts until the period of unusual volatility is past. Gold price increases also tend to lead to an increase in the levels of recycled scrap used for gold supply. Both of these factors have tended to limit the extent and duration of upward movements in the price of gold.

Since 1984, the amount of new gold that is mined each year has been substantially lower than the level of physical demand. For example, during the five years from 2003 to 2007, new mine production satisfied on average 73% of total identifiable demand. The shortfall in total supply has been met by additional supplies from existing above-ground stocks, predominantly coming from the recycling of fabricated gold products, official sector sales and, in some years, from net producer hedging.

Old gold scrap

Gold scrap is gold that has been recovered from fabricated products, melted, refined and cast into bullion bars for subsequent resale into the gold market. The predominant source of gold scrap is recycled jewelry. This predominance is largely a function of price and economic circumstances. The 1998 peak in gold scrap supply can be attributed to the concurrent collapse of many of the East Asian currencies, which began with the collapse of the Thai Baht in July 1997, leading to price-driven and distress related selling.

Official sector sales

Historically, central banks have retained gold as a strategic reserve asset. However, since 1989 the official sector has been a net seller of gold to the private sector, supplying an average of 407 tonnes per year from 1989 to 2007. This has resulted in net movements of gold from the official to the private sector. Owing to the prominence given by market commentators to this activity and the size of official sector gold holdings, this area has been one of the more visible sources of supply.

The first Central Bank Gold Agreement, announced during the International Monetary Fund meetings in Washington, DC on September 26, 1999, was a voluntary agreement among key central banks to clarify their intentions with respect to their gold holdings. The signatories to the agreement were the European Central Bank and 14 other central banks. These institutions agreed not to enter the gold market as sellers except for already decided sales, which were to be achieved through a five year program that limited annual sales to approximately 400 tonnes and total sales over the period to 2,000 tonnes. The signatories further agreed not to expand their use of gold lending and derivatives over the period. The European Central Bank announced in March 2004 that the agreement would be extended for a further five-year period starting on September 27, 2004. The new agreement is similar to the previous agreement, although the ceiling for gold sales is 25% higher. Not all gold sales had been decided at the time the agreement was announced and the Bank of Greece replaced the Bank of

Overview of the Gold Industry

England as a signatory to the agreement. The Bank of Slovenia became a signatory in December 2006; the Central Bank of Cyprus and the Central Bank of Malta became signatories in January 2008. The UK Treasury indicated at the time of the announcement of the new agreement that the UK government had no plans to sell gold from its reserves and therefore would not participate in the new agreement. As before, the new agreement will be reviewed after five years.

The following chart shows the reported gold holdings in the official sector at December 2007.

(1)

The Euro Area at the end of 2007 comprised the following countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Slovenia and Spain, plus the European Central Bank.

Source: IMF, International Financial Statistics, April 2008.

Net producer hedging

Net producer hedging creates incremental supply in the market by accelerating the timing of the sale of gold. A mining company wishing to protect itself from the risk of a decline in the gold price may elect to sell some or all of its anticipated production for delivery at a future date. A bullion dealer accepting such a transaction will finance it by borrowing an equivalent quantity of gold (typically from a central bank), which is immediately sold into the market. The bullion dealer then invests the cash proceeds from that sale of gold and uses the yield on these investments to pay the gold mining company the contango (i.e., the premium available on gold for future delivery). When the mining company delivers the gold it has contracted to sell to the bullion dealer, the dealer returns the gold to the central bank that lent it, or rolls the loan forward in order to finance similar transactions in the future. While over time hedging transactions involve no net increase in the supply of gold to the market, they do accelerate the timing of the sale of the gold, which has an impact on the balance between supply and demand at the time. Since 2000, there has been an annual net reduction in the volume of outstanding producer hedges that has reduced supply.

Overview of the Gold Industry

The following illustration details a typical hedging transaction (numbering indicates sequential timing).

Sources of Gold Demand

As reported by published statistics, the demand for gold amounted to 2.2% of total above ground stocks in 2007. Demand for gold is driven primarily by demand for jewelry, which is used for adornment and, in much of the developing world, also as an investment. Retail investment and industrial applications represent increasingly important, though relatively small, components of overall demand. Retail investment is measured as customer purchases of bars and coins. Gold bonding wire and gold plated contacts and connectors are the two most frequent uses of gold in industrial applications.

Gold demand is widely dispersed throughout the world. While there are seasonal fluctuations in the levels of demand for gold (especially jewelry) in many countries, variations in the timing of such fluctuations in different countries mean that seasonal changes in demand do not have a significant impact on the global gold price.

Jewelry

The primary source of gold demand is gold jewelry. The motivation for jewelry purchases differs in various regions of the world. In the industrialized world, gold jewelry tends to be purchased purely for adornment purposes, while gold’s attributes as a store of value and a means of saving provide an additional motivation for jewelry purchases in much of the developing world. Price and economic factors, such as available wealth and disposable income, are the primary factors in jewelry demand. Jewelry purchased purely for adornment purposes is generally of lower caratage or purity, with design input and improved finishes accounting for a substantial portion of the purchase price. In those parts of the world where the additional motivation of savings or investment applies to the purchase of jewelry, which are mainly in Asia, the Indian subcontinent and the Middle East, gold jewelry is generally of higher caratage, and the purchase price more closely reflects the value of the gold contained in each item.

Electronics, dentistry and other industrial and decorative applications

Gold bonding wire and gold plated contacts and connectors are the two most frequent uses of gold in electronics. Other uses include high-melting point gold alloy solders and gold thick film pastes for hybrid circuits. In conservative and restorative dentistry, gold is generally used alloyed with other noble metals and with base metals, for inlay and onlay fillings, crown and bridgework and porcelain veneered restorations. Increasingly, pure gold electroforming is being used for dental repairs. Other industrial applications of gold include the use of thin gold coatings on table and enamel ware for decorative purposes and on glasses used in the construction and aerospace industries to reflect infra-red rays. Small quantities are also used in various  pharmaceutical applications, including the treatment of arthritis, and in medical implants. Future applications for gold catalysts are in pollution control, clean energy generation and fuel cell technology. In addition, work is under way on the use of gold in cancer treatment.

Overview of the Gold Industry

Retail investment

Retail investment demand covers coins and bars meeting the standards for investment gold adopted by the European Union, extended to include medallions of variable purity used primarily for investment purposes, and bars or coins which are likely to be worn as jewelry in certain countries. Retail investment is measured as net purchases by the ultimate customer.

Investment in Exchange Traded Funds and related products

This line item represents the annual increase in investment in gold ETFs and related products. The products are listed in the footnote to the table of gold supply and demand in the section captioned ‘‘Overview of the Gold Industry — Gold Supply and Demand.’’ The statistics in the columns under each calendar year are calculated by subtracting the reported total assets invested in the various products at the beginning of the year from the reported total assets invested at the close of the year.

Operation of the Gold Bullion Market

The global trade in gold consists of over-the-counter, or OTC, transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Global Over-The-Counter Market

The OTC market trades on a 24-hour per day continuous basis and accounts for most global gold trading.

Market makers, as well as others in the OTC market, trade with each other and with their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in the transaction. Market makers include the eleven market-making members of the London Bullion Market Association, or LBMA, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market. The eleven market-making members of the LBMA are: the Bank of Nova Scotia – ScotiaMocatta, Barclays Bank PLC, Bear Stearns Forex Inc., Deutsche Bank AG, HSBC Bank USA, National Association, London Branch, Goldman Sachs International, JPMorgan Chase Bank, N.A., Mitsui & Co Precious Metals Inc., London Branch, Royal Bank of Canada Limited, Société Générale and UBS AG. The OTC market provides a relatively flexible market in terms of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet clients’ requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these market centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business, typically involving jewelry and small bars of 1 kilogram or less. Bullion dealers have offices around the world and most of the world’s major bullion dealers are either members or associate members of the LBMA. Of the eleven market-making members of the LBMA, six offer clearing services. There are an additional 55 full members, plus a number of associate members around the world. The information about LBMA members in this report is as of April 28, 2008. These numbers may change from time to time as new members are added and existing members drop out.

In the OTC market, the standard size of gold trades between market makers ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically $0.50 per ounce. Certain dealers are willing to offer clients competitive prices for much larger volumes, including trades over 100,000 ounces, although this will vary according to the dealer, the client and market conditions, as transaction costs in the OTC market are negotiable between the parties and therefore vary widely. Cost indicators can be obtained from various information service providers as well as dealers.

Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads – the differential between a dealer’s ‘‘buy’’ and ‘‘sell’’ prices. The period of greatest liquidity in the gold market generally occurs at the time of day when trading in the European time zones overlaps with trading in the United States, which is when OTC market

Overview of the Gold Industry

trading in London, New York and other centers coincides with futures and options trading on the COMEX division of the New York Mercantile Exchange. This period lasts for approximately four hours each New York business day morning.

The London Bullion Market

Although the market for physical gold is distributed globally, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the ‘‘London Good Delivery Lists,’’ which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term ‘‘loco London’’ gold refers to gold physically held in London that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of a LBMA acceptable refiner) and appearance set forth in ‘‘The Good Delivery Rules for Gold and Silver Bars’’ published by the LBMA. Gold bars meeting these requirements are described in this report from time to time as ‘‘London Good Delivery Bars.’’ The unit of trade in London is the troy ounce, whose conversion between grams is: 1,000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery Bar is acceptable for delivery in settlement of a transaction on the OTC market. Typically referred to as 400-ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the melters and assayers who are on the LBMA approved list. Unless otherwise specified, the gold spot price always refers to that of a London Good Delivery Bar. Business is generally conducted over the phone and through electronic dealing systems.

Twice daily during London trading hours there is a fix which provides reference gold prices for that day’s trading. Many long-term contracts will be priced on the basis of either the morning (AM) or afternoon (PM) London fix, and market participants will usually refer to one or the other of these prices when looking for a basis for valuations. The London fix is the most widely used benchmark for daily gold prices and is quoted by various financial information sources.

Formal participation in the London fix is traditionally limited to five members, each of which is a bullion dealer and a member of the LBMA. The chairmanship rotates annually among the five member firms. The fix takes place by telephone and the five member firms no longer meet face-to-face as was previously the case. The morning session of the fix starts at 10:30 AM London time and the afternoon session starts at 3:00 PM London time. The current members of the gold fixing are Bank of Nova Scotia – ScotiaMocatta, Barclays Bank plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale. Any other market participant wishing to participate in the trading on the fix is required to do so through one of the five gold fixing members.

Orders are placed either with one of the five fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their net interest at the fixing. The fix begins with the fixing chairman suggesting a ‘‘trying price,’’ reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw his order. The gold price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. The London fix is widely viewed as a full and fair representation of all market interest at the time of the fix.

Futures Exchanges

The most significant gold futures exchanges are the COMEX division of the New York Mercantile Exchange or the COMEX, the Chicago Board of Trade or CBOT, and the Tokyo Commodity Exchange or TOCOM. The COMEX and the CBOT both began to offer trading in gold futures contracts in 1974. For most of the period

Overview of the Gold Industry

since that date the COMEX has been the largest exchange in the world for trading precious metals futures and options. Trading volumes in gold futures on the CBOT have, however, sometimes exceeded those on the COMEX. In July 2007, the Chicago Mercantile Exchange or CME merged with the CBOT to form the CME Group. The TOCOM has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. The COMEX operates through a central clearance system. On June 6, 2003, TOCOM adopted a similar clearance system. In each case, the exchange acts as a counterparty for each member for clearing purposes.

Other Exchanges

There are other gold exchange markets, such as the Istanbul Gold Exchange (trading gold since 1995), the Shanghai Gold Exchange (trading gold since October 2002) and the Hong Kong Chinese Gold & Silver Exchange Society (trading gold since 1918).

Market Regulation

The global gold markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants. In the United Kingdom, responsibility for the regulation of the financial market participants, including the major participating members of the LBMA, falls under the authority of the Financial Services Authority, or FSA, as provided by the Financial Services and Markets Act 2000, or FSM Act. Under this act, all UK-based banks, together with other investment firms, are subject to a range of requirements, including fitness and properness, capital adequacy, liquidity, and systems and controls.

The FSA is responsible for regulating investment products, including derivatives, and those who deal in investment products. Regulation of spot, commercial forwards, and deposits of gold and silver not covered by the FSM Act is provided for by The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

Participants in the US OTC market for gold are generally regulated by the market regulators which regulate their activities in the other markets in which they operate. For example, participating banks are regulated by the banking authorities. In the United States, Congress created the CFTC in 1974 as an independent agency with the mandate to regulate commodity futures and option markets in the United States. The CFTC regulates market participants and has established rules designed to prevent market manipulation, abusive trade practices and fraud. The CFTC requires that any trader holding an open position of more than 200 lots (i.e. 20,000 ounces) in any one contract month on the COMEX division of the New York Mercantile Exchange must declare his or her identity, the nature of his or her business (hedging, speculative, etc.) and the existence and size of his or her positions.

The TOCOM has authority to perform financial and operational surveillance on its members’ trading activities, scrutinize positions held by members and large-scale customers, and monitor the price movements of futures markets by comparing them with cash and other derivative markets’ prices. To act as a Futures Commission Merchant Broker, a broker must obtain a license from Japan’s Ministry of Economy, Trade and Industry (METI), the regulatory authority that oversees the operations of the TOCOM.

Analysis of Historical Movements in the Price of Gold

As movements in the price of gold are expected to directly affect the price of the Shares, investors should understand what the recent movements in the price of gold have been. Investors, however, should also be aware that past movements in the gold price are not indicators of future movements. This section of the prospectus identifies recent trends in the movements of the gold price and discusses some of the important events which have influenced these movements.

Overview of the Gold Industry

The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in US dollars per ounce over the period from January 1, 1971 to April 30, 2008, and is based on the London PM Fix.

The following chart illustrates the movements in the price of gold in US dollars per ounce over the five year period from April 1, 2003 to April 30, 2008, and is based on the London PM Fix.

Overview of the Gold Industry

After reaching a 20-year low of $252.80 per ounce at the London PM Fix on July 20, 1999, the gold price gradually increased. The average gold price for 2003 was $363.32 per ounce, the average for 2004 was $409.17 per ounce and the average for 2005 was $444.45 per ounce. During the year 2006, the gold price ranged between a low of $524.75 on January 5, and a high of $725.00 on May 12, with the average for the year being $603.77. In the first eight months of 2007 the gold price traded in a range between a low of $608.40 on January 10 and a high of $691.40 on April 20; during this period it averaged $660.01. Beginning September 2007 the price started to move upwards. On January 3, 2008 it broke through the previous record of $850.00 per ounce, which was set on January 21, 1980. It rose further to reach a peak of $1,011.25 on March 17, 2008 before falling back and reaching $871.00 on April 30, 2008. For all of 2007, the gold price averaged $695.39 per ounce. For the period from January through April 2008, it averaged $920.87 per ounce.

The initial reason for the market’s turnaround during 1999 was the strong rise in physical demand, notably in price sensitive markets such as China, Egypt, India and Japan. The sharp gold price rise in September 1999 was largely a reflection of the Central Bank Gold Agreement, which removed an important element of uncertainty from the market and led not just to renewed professional interest in the market but also to short-covering purchases. The Central Bank Gold Agreement underpinned improved sentiment in the longer term (fears over official sector sales had been a key element to negative sentiment across the market in the latter part of the 1990s).

Despite the Central Bank Gold Agreement, a number of factors led to the gold price resuming a downward trend in 2000. These included renewed strength in the dollar (gold is often perceived as a dollar hedge), strong global economic growth, low inflation and, for much of the year, buoyant stock markets in the United States and other key countries. This downward price trend persisted into the early part of 2001. At this time the gold price once again appeared to be approaching $250 per ounce but, as before, strong physical demand from price sensitive markets such as India again countered the downward trend.

Sentiment in the gold market started to change in early 2001, and the gold price has shown an upward trend since March of that year. A rapid economic slowdown occurred in the world economy, while stock markets in the United States and other key countries were falling. There was an end to the significant disinvestment in gold in Europe and North America that had affected gold prices during 2000. In addition, the rapid sequence of interest rate cuts in the United States reduced the risk/reward ratio that had previously been enjoyed by speculators who had been trading in the gold market from the short side (i.e., selling forward or futures with a view to buying back at a lower price). Lower interest rates reduced the contango (i.e., the premium available on gold for future delivery) available and this, combined with steady prices, meant that such trades became increasingly unattractive. After the first quarter of 2001, some mining companies started to reduce their hedge books, reducing the amount of gold coming onto the market. Political uncertainties and the continuing economic downturn after the attacks of September 11, 2001 added to demand for gold investments.

The upward price trend that began in 2001 has continued for much of the period since the inception of the Trust on November 12, 2004, except for a period of several months during which the gold price corrected between May and October 2006. After reaching a peak of $725.00 at the London PM Fix on May 12, 2006, gold corrected down to a low of $560.75 at the PM Fix on October 6, 2006. The reason most often cited for the correction was a concern among investors that monetary authorities, especially in the U.S., would move to counter the threat of rising inflation by aggressively raising interest rates. These concerns quickly ebbed, however, and as the dollar continued to fall, the gold price rallied from the October 2006 low. In any event, beginning in August 2007, the US authorities began to reduce interest rates in response to the subprime mortgage crisis. The continued reduction in the fed funds rate helped to drive gold to a fresh all-time high of $1,011.25 on March 17, 2008. Since then, gold has been consolidating on either side of the $900 level. The average for the four months to April 30, 2008, was $920.87 per ounce.

Creation and Redemption of Shares

Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Participant, a person must enter into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of the gold and any cash required for such creations and redemptions. The Participant Agreement and the related procedures attached thereto may be amended by the Trustee and the Sponsor, without the consent of any Shareholder or Authorized Participant. Authorized Participants pay a transaction fee of $2,000 to the Trustee for each order they place to create or redeem one or more Baskets. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust, and no such person has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in ‘‘Plan of Distribution.’’

Prior to initiating any creation or redemption order, an Authorized Participant must have entered into an agreement with the Custodian to establish an Authorized Participant Unallocated Account in London, or a Participant Unallocated Bullion Account Agreement. Authorized Participant Unallocated Accounts may only be used for transactions with the Trust. Gold held in Authorized Participant Unallocated Accounts is not segregated from the Custodian’s assets, as a consequence of which an Authorized Participant will have no proprietary interest in any specific bars of gold held by the Custodian. Credits to its Authorized Participant Unallocated Account are therefore at risk of the Custodian’s insolvency. No fees will be charged by the Custodian for the use of the Authorized Participant Unallocated Account as long as the Authorized Participant Unallocated Account is used solely for gold transfers to and from the Trust Unallocated Account and the Custodian (or one of its affiliates) receives compensation for maintaining the Trust Allocated Account. Authorized Participants should be aware that the Custodian’s liability threshold under the Participant Unallocated Bullion Account Agreement is gross negligence, not negligence, which is the Custodian’s liability threshold under the Trust’s Custody Agreements.

As the terms of the Participant Unallocated Bullion Account Agreement differ in certain respects from the terms of the Trust’s Unallocated Bullion Account Agreement, potential Authorized Participants should review the terms of the Participant Unallocated Bullion Account Agreement carefully. The form of Participant Unallocated Bullion Account Agreement is attached as an attachment to the Participant Agreement. A copy of the Participant Agreement may be obtained by potential Authorized Participants from the Trustee.

Certain Authorized Participants are expected to have the facility to participate directly in the gold bullion market and the gold futures market. In some cases, an Authorized Participant may from time to time acquire gold from or sell gold to its affiliated gold trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the gold bullion market make it unlikely that an Authorized Participant’s direct activities in the gold or securities markets will impact the price of gold or the price of the Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934, or the Exchange Act, and regulated by the Financial Industry Regulatory Authority, or FINRA, or will be exempt from being or otherwise will not be required to be so regulated or registered, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, Bear Hunter

Creation and Redemption of Shares

Structured Products LLC, Bear, Stearns & Co. Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., EWT, LLC, Fimat USA, LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing L.P., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch Professional Clearing Corp., RBC Capital Markets Corporation and UBS Securities LLC have each signed a Participant Agreement with the Trust and, upon the effectiveness of such agreement, may create and redeem Baskets as described above. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

All gold will be delivered to the Trust and distributed by the Trust in unallocated form through credits and debits between Authorized Participant Unallocated Accounts and the Trust Unallocated Account. Gold transferred from an Authorized Participant Unallocated Account to the Trust in unallocated form is first credited to the Trust Unallocated Account. Thereafter, the Custodian allocates specific bars of gold representing the amount of gold credited to the Trust Unallocated Account (to the extent such amount is representable by whole gold bars) to the Trust Allocated Account. The movement of gold is reversed for the distribution of gold to an Authorized Participant in connection with the redemption of Baskets.

All gold bullion represented by a credit to any Authorized Participant Unallocated Account and to the Trust Unallocated Account and all gold bullion held in the Trust Allocated Account with the Custodian must be of at least a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) and otherwise conform to the rules, regulations practices and customs of the LBMA, including the specifications for a London Good Delivery Bar.

Under the Participant Agreement, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities. The Trustee has agreed to reimburse the Authorized Participants, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Trust Indenture and the form of Participant Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. The form of Participant Unallocated Bullion Account Agreement is attached as an attachment to the form of Participant Agreement which may be obtained from the Trustee. See ‘‘Where You Can Find More Information’’ for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a ‘‘business day’’ means any day other than a day: (1) when the NYSE Arca is closed for regular trading; or (2), if the order requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London gold market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London gold market is, not open for a full business day and the transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day. Purchase orders must be placed by 4:00 PM. The day on which the Trustee receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Participant agrees to deposit gold with the Trust, or a combination of gold and cash, as described below. Prior to the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

Creation and Redemption of Shares

Determination Of Required Deposits

The total deposit required to create each Basket, or a Creation Basket Deposit, is an amount of gold and cash, if any, that is in the same proportion to the total assets of the Trust (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received. The Sponsor anticipates that in the ordinary course of the Trust’s operations a cash deposit will not be required for the creation of Baskets.

The amount of the required gold deposit is determined by dividing the number of ounces of gold held by the Trust by the number of Baskets outstanding, as adjusted for estimated accrued but unpaid fees and expenses as described in the next paragraph.

The amount of any required cash deposit is determined as follows. The estimated unpaid fees, expenses and liabilities of the Trust accrued through the purchase order date are subtracted from any cash held or receivable by the Trust as of the purchase order date. The remaining amount is divided by the number of Shares outstanding immediately before the purchase order date and then multiplied by the number of Shares being created pursuant to the purchase order. If the resulting amount is positive, this amount is the required cash deposit. If the resulting amount is negative, the amount of the required gold deposit is reduced by the number of fine ounces of gold equal in value to that resulting amount, determined at the price of gold used in calculating the NAV of the Trust on the purchase order date. Fractions of a fine ounce of gold smaller than 0.001 of a fine ounce which are included in the gold deposit amount are disregarded. All questions as to the composition of a Creation Basket Deposit are finally determined by the Trustee. The Trustee’s determination of the Creation Basket Deposit shall be final and binding on all persons interested in the Trust.

Delivery Of Required Deposits

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required gold deposit amount by the end of the second business day in London following the purchase order date. Upon receipt of the gold deposit amount, the Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the third business day following the purchase order date the gold deposit amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account and the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of gold until such gold has been received by the Trust shall be borne solely by the Authorized Participant. The Trustee may accept delivery of gold by such other means as the Sponsor, from time to time, may determine to be acceptable for the Trust, provided that the same is disclosed in a prospectus relating to the Trust filed with the SEC pursuant to Rule 424 under the Securities Act. If gold is to be delivered other than as described above, the Sponsor is authorized to establish such procedures and to appoint such custodians and establish such custody accounts in addition to those described in this prospectus as the Sponsor determines to be desirable.

Acting on standing instructions given by the Trustee, the Custodian will transfer the gold deposit amount from the Trust Unallocated Account to the Trust Allocated Account by allocating to the Trust Allocated Account specific bars of gold from unallocated bars which the Custodian holds or instructing a subcustodian to allocate specific bars of gold from unallocated bars held by or for the subcustodian. The Custodian will use commercially reasonable efforts to complete the transfer of gold to the Trust Allocated Account prior to the time by which the Trustee is to credit the Basket to the Authorized Participant’s DTC account; if, however, such transfers have not been completed by such time, the number of Baskets ordered will be delivered against receipt of the gold deposit amount in the Trust Unallocated Account, and all Shareholders will be exposed to the risks of unallocated gold to the extent of that gold deposit amount until the Custodian completes the allocation process. See ‘‘Risk Factors — Gold held in the Trust’s unallocated gold account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets   .   .   .’’

Because gold is allocated only in multiples of whole bars, the amount of gold allocated from the Trust Unallocated Account to the Trust Allocated Account may be less than the total fine ounces of gold credited to

Creation and Redemption of Shares

the Trust Unallocated Account. Any balance is held in the Trust Unallocated Account. The Custodian will use commercially reasonable efforts to minimize the amount of gold held in the Trust Unallocated Account; no more than 430 ounces of gold is expected to be held in the Trust Unallocated Account at the close of each business day.

Rejection Of Purchase Orders

The Trustee may reject a purchase order or a Creation Basket Deposit if:

It determines that the purchase order or the Creation Basket Deposit is not in proper form;

The Sponsor believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Trust or its Shareholders;

The acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the Sponsor, be unlawful; or

Circumstances outside the control of the Trustee, the Sponsor or the Custodian make it, for all practical purposes, not feasible to process creations of Baskets.

None of the Trustee, the Sponsor or the Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. Redemption orders must be placed by 4:00 PM. A redemption order so received is effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket, or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Trust not later than the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

Determination Of Redemption Distribution

The redemption distribution from the Trust consists of a credit to the redeeming Authorized Participant’s Authorized Participant Unallocated Account representing the amount of the gold held by the Trust evidenced by the Shares being redeemed plus, or minus, the cash redemption amount. The cash redemption amount is equal to the value of all assets of the Trust other than gold less all estimated accrued but unpaid expenses and other liabilities, divided by the number of Baskets outstanding and multiplied by the number of Baskets included in the Authorized Participant’s redemption order. The Trustee distributes any positive cash redemption amount through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system. If the cash redemption amount is negative, the credit to the Authorized Participant Unallocated Account is reduced by the number of ounces of gold equal in value to the negative cash redemption amount, determined at the price of gold used in calculating the NAV of the Trust on the redemption order date. The Sponsor anticipates that in the ordinary course of the Trust’s operations there will be no cash distributions made to Authorized Participants upon redemptions. Fractions of a fine ounce of gold included in the redemption distribution smaller than 0.001 of a fine ounce are disregarded. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges which may be due.

Delivery Of Redemption Distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant on the third business day following the redemption order date if, by 9:00 AM New York time on such third business day, the Trustee’s DTC account has been credited with the Baskets to be redeemed. If the Trustee’s DTC account has not

Creation and Redemption of Shares

been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Trustee receives the fee applicable to the extension of the redemption distribution date which the Trustee may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Trustee’s DTC account by 9:00 AM New York time on such next business day. Any further outstanding amount of the the redemption order shall be cancelled. The Trustee is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee’s DTC account by 9:00 AM New York time on the third business day following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor and the Trustee may from time to time agree upon.

The Custodian transfers the redemption gold amount from the Trust Allocated Account to the Trust Unallocated Account and, thereafter, to the redeeming Authorized Participant’s Authorized Participant Unallocated Account. The Authorized Participant and the Trust are each at risk in respect of gold credited to their respective unallocated accounts in the event of the Custodian’s insolvency. See ‘‘Risk Factors — Gold held in the Trust’s unallocated gold account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets...’’

As with the allocation of gold to the Trust Allocated Account which occurs upon a purchase order, if in transferring gold from the Trust Allocated Account to the Trust Unallocated Account in connection with a redemption order there is an excess amount of gold transferred to the Trust Unallocated Account, the excess over the gold redemption amount will be held in the Trust Unallocated Account. The Custodian will use commercially reasonable efforts to minimize the amount of gold held in the Trust Unallocated Account; no more than 430 ounces of gold is expected to be held in the Trust Unallocated Account at the close of each business day.

Suspension Or Rejection Of Redemption Orders

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of gold is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. None of the Sponsor, the Trustee or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation And Redemption Transaction Fee

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $2,000 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Trustee with the consent of the Sponsor. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice. A transaction fee may not exceed 0.10% of the value of a Basket at the time the creation and redemption order is accepted.

Tax Responsibility

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

United States Federal Tax Consequences

The following discussion of the material United States federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a US Shareholder (as defined below), and certain United States federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-US Shareholder (as defined below), represents, insofar as it describes conclusions as to US federal tax law and subject to the limitations and qualifications described therein, the opinion of Carter Ledyard & Milburn LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the United States Internal Revenue Code of 1986, as amended, or Code, Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who hold Shares as ‘‘capital assets’’ within the meaning of Code section 1221. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a ‘‘US Shareholder’’ is a Shareholder that is:

An individual who is treated as a citizen or resident of the United States for US federal income tax purposes;

A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

An estate, the income of which is includible in gross income for US federal income tax purposes regardless of its source; or

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust.

A Shareholder that is not a US Shareholder as defined above is generally considered a ‘‘Non-US Shareholder’’ for purposes of this discussion. For United States federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership, including any entity treated as a partnership for United States federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of Shares.

Taxation Of The Trust

The Trust is classified as a ‘‘grantor trust’’ for US federal income tax purposes. As a result, the Trust itself is not subject to US federal income tax. Instead, the Trust’s income and expenses ‘‘flow through’’ to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service, or IRS, on that basis.

Taxation Of US Shareholders

Shareholders generally will be treated, for US federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, it is assumed that all of a Shareholder’s Shares are acquired on the same date, at the same price per Share and, except where otherwise noted, that the sole asset of the Trust is gold.

United States Federal Tax Consequences

When the Trust sells gold, for example to pay expenses, a Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (2) the Shareholder’s tax basis for its pro rata share of the gold that was sold, which gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder has held its Shares for more than one year. A Shareholder’s tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the gold remaining in the Trust will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares, and (2) the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the gold received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the gold received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, which is treated as the basis of the gold received by the Shareholder in the redemption.

As noted above, the foregoing discussion assumes that all of a Shareholder’s Shares were acquired on the same date and at the same price per Share. If a Shareholder owns multiple lots of Shares (i.e., Shares acquired on different dates and/or at different prices), it is uncertain whether the Shareholder may use the ‘‘specific identification’’ rules that apply under Treas. Reg. §1.1012-1(c) in the case of sales of shares of stock, in determining the amount, and the long-term or short-term character, of any gain or loss recognized by the Shareholder upon the sale of gold by the Trust, upon the sale of any Shares by the Shareholder, or upon the sale by the Shareholder of any gold received by it upon the redemption of any of its Shares. The IRS could take the position that a Shareholder has a blended tax basis and holding period for its pro rata share of the underlying gold in the Trust. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

Maximum 28% Long-Term Capital Gains Tax Rate For US Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of ‘‘collectibles,’’ including gold bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual US Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any gold bullion which the Shareholder is treated (through its ownership of

United States Federal Tax Consequences

Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual US Shareholder for one year or less or by a taxpayer other than an individual US taxpayer are generally the same as those at which ordinary income is taxed.

Brokerage Fees And Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment By Regulated Investment Companies

Mutual funds and other investment vehicles which are ‘‘regulated investment companies’’ within the meaning of Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a ‘‘security’’ within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment By Certain Retirement Plans

Code section 408(m) provides that the acquisition of a ‘‘collectible’’ by an individual retirement account, or IRA, or a participant-directed account maintained under any plan that is tax-qualified under Code section 401(a) is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The Sponsor has received a private letter ruling from the IRS to the effect that a purchase of Shares by an IRA, or by a participant-directed account under a Code section 401(a) plan, will not be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, if any of the Shares so purchased are distributed from the IRA or plan account to the IRA owner or plan participant, or if any gold received by such IRA or plan account upon the redemption of any of the Shares purchased by it is distributed to the IRA owner or plan participant, the Shares or gold so distributed will be subject to federal income tax in the year of distribution, to the extent provided under the applicable provisions of Code section 408(d) or Code section 402. See also ‘‘ERISA and Related Considerations.’’

United States Information Reporting And Backup Withholding For US And Non-US Shareholders

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses.

A US Shareholder may be subject to US backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-US Shareholders may have to comply with certification procedures to establish that they are not a US person in order to avoid the information reporting and backup withholding tax requirements.

United States Federal Tax Consequences

The amount of any backup withholding will be allowed as a credit against a Shareholder’s US federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Income Taxation Of Non-US Shareholders

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of gold. A Non-US Shareholder generally will not be subject to US federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-US Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-US Shareholder of a trade or business in the United States and certain other conditions are met.

Estate And Gift Tax Considerations For Non-US Shareholders

Under the US federal tax law, individuals who are neither citizens nor residents (as determined for estate and gift tax purposes) of the United States are subject to estate tax on all property that has a US ‘‘situs.’’ Shares may well be considered to have a US situs for these purposes. If they are, then Shares would be includible in the US gross estate of a non-resident alien Shareholder. Currently, US estate tax is imposed at rates of up to 45% of the fair market value of the taxable estate. The US estate tax rate is subject to change in future years. In addition, the US federal ‘‘generation-skipping transfer tax’’ may apply in certain circumstances. The estate of a non-resident alien Shareholder who was resident in a country which has an estate tax treaty with the United States may be entitled to benefit from such treaty.

For non-citizens and non-residents of the United States, the US federal gift tax generally applies only to gifts of tangible personal property or real property having a US situs. Tangible personal property (including gold) has a US situs if it is physically located in the United States. Although the matter is not settled, it appears that ownership of Shares should not be considered ownership of the underlying gold for this purpose, even to the extent that gold were held in custody in the United States. Instead, Shares should be considered intangible property, and therefore they should not be subject to US gift tax if transferred during the holder’s lifetime.

Such Shareholders are urged to consult their tax advisers regarding the possible application of US estate, gift and generation-skipping transfer taxes in their particular circumstances.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or Code section 4975 impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code, collectively the Plans, and on persons who are fiduciaries with respect to the investment of assets treated as ‘‘plan assets’’ of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the ‘‘Risk Factors’’ discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument, (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest, (3) the Plan’s funding objectives, and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

The Shares constitute ‘‘publicly-held offered securities’’ as defined in Department of Labor Regulations § 2510.3-101(b)(2). Accordingly, Shares purchased by a Plan, and not the Plan’s interest in the underlying gold bullion held in the Trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the ‘‘fiduciary responsibility’’ and ‘‘prohibited transaction’’ rules of ERISA and the Code. See also ‘‘United States Federal Tax Consequences — Investment by Certain Retirement Plans.’’

Plan of Distribution

The Trust issues Shares in Baskets to Authorized Participants from time to time in exchange for deposits of the amount of gold and any cash represented by the Baskets being created. As of the date of this prospectus, the Authorized Participants are Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., EWT, LLC, Fimat USA, LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing L.P., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch Professional Clearing Corp., RBC Capital Markets Corporation and UBS Securities LLC. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a ‘‘distribution,’’ as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

Investors who purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Dealers who are not ‘‘underwriters’’ but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an ‘‘unsold allotment’’ within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Marketing Agent is assisting the Sponsor in: (1) developing a marketing plan for the Trust on an ongoing basis; (2) preparing marketing materials regarding the Shares, including the content on the Trust’s website; (3) executing the marketing plan for the Trust; (4) incorporating gold into its exchange-traded fund research; and (5) sub-licensing the SPDR® trademark. Fees are paid to the Marketing Agent by the Trustee from the assets of the Trust as compensation for services preformed pursuant to the Marketing Agent Agreement.

The Sponsor has agreed to indemnify certain parties against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that such parties may be required to make in respect of those liabilities. The Trustee has agreed to reimburse such parties, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. In addition, the WGC has agreed to indemnify certain parties against certain liabilities.

The Shares trade on the NYSE Arca under the symbol ‘‘GLD.’’

Description of the Shares

General

The Trustee is authorized under the Trust Indenture to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket equals a block of 100,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and have no par value. Any creation and issuance of Shares above the amount registered on the registration statement of which this prospectus is a part will require the registration of such additional Shares.

Description Of Limited Rights

The Shares do not represent a traditional investment and you should not view them as similar to ‘‘shares’’ of a corporation operating a business enterprise with management and a board of directors. As a Shareholder, you do not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring ‘‘oppression’’ or ‘‘derivative’’ actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Indenture. The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

Distributions

The Trust Indenture provides for distributions to Shareholders in only two circumstances. First, if the Trustee and the Sponsor determine that the Trust’s cash account balance exceeds the anticipated expenses of the Trust for the next 12 months and the excess amount is more than $0.01 per Share outstanding, they shall direct the excess amount to be distributed to the Shareholders. Second, if the Trust is terminated and liquidated, the Trustee will distribute to the Shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

Voting And Approvals

Under the Trust Indenture, Shareholders have no voting rights, except in limited circumstances. Shareholders holding at least 66⅔% of the Shares outstanding may vote to remove the Trustee. The Trustee may terminate the Trust upon the agreement of Shareholders owning at least 66⅔% of the outstanding Shares. In addition, certain amendments to the Trust Indenture require 51% or unanimous consent of the Shareholders.

Redemption Of The Shares

The Shares may only be redeemed by or through an Authorized Participant and only in Baskets.

Book Entry Form

Individual certificates will not be issued for the Shares. Instead, global certificates are deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Under the Trust Indenture, Shareholders are limited to: (1) DTC Participants, such as banks, brokers, dealers and trust companies; (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant, or Indirect Participants; and (3) those banks, brokers, dealers, trust companies and others who hold interests in the Shares through DTC Participants or Indirect Participants. The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Legal Matters

The validity of the Shares have been passed upon for the Sponsor by Carter Ledyard & Milburn LLP, New York, New York, who, as special US tax counsel to the Trust, also rendered an opinion regarding the material federal income tax consequences relating to the Shares.

Experts

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2007, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Best Find More Information; Incorporation of Certain Information by Reference

This prospectus is a part of a registration statement on Form S-3 of SPDR® Gold Trust, Registration No. 333-                  , which we filed with the Securities and Exchange Commission (SEC) under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-32356). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

The SEC allows us to ‘‘incorporate by reference’’ information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 10-K under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and

•

Our Quarterly Reports on Form 10-Q for the three month periods ended December 31, 2007 and March 31, 2008;

•

Our Current Report on Form 8-K dated December 13, 2007; and

•

The description of our Shares set forth in the Registration Statement on Form 8-A we filed with the SEC on November 16, 2004.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering of our Shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above

Where You Can Best Find More Information; Incorporation of Certain Information by Reference

listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents, other than information in future filings that is deemed not to be filed. Please direct your written or telephone requests to State Street Global Markets, LLC, One Lincoln Street, Floor 30, Boston, MA 02111-2900 (Tel: 866-320-4053). You may also obtain information about us by visiting our website at http://www.spdrgoldshares.com. Information contained in our website is not part of this prospectus.

SPDR®

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the expenses incurred by the Trust in connection with the sale and distribution of the Shares being registered in this Registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$167,929
Printing and engraving expenses	160,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous	4,500
Total	$432,429

Item 15.    Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, manager or other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor’s Amended and Restated Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor shall be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor’s Amended and Restated Limited Liability Company Agreement, provided, however, that no member or officer shall be entitled to be indemnified if the loss, damage or claim was due to the member’s or officer’s fraud or willful misconduct. A member’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses is limited to the Sponsor’s assets, and no member of the Sponsor shall have personal liability for such indemnity.

Section 7.05 of the Trust Indenture provides that the Sponsor and its directors, shareholders, members, officers, employees, affiliates and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Trust Indenture or any actions taken in accordance with the provisions of the Trust Indenture or (2) the indemnified party’s reckless disregard of its obligations and duties under the Trust Indenture. Each indemnified party will also be indemnified from the Trust and held harmless against any loss, liability or expense under the distribution agreement between the Sponsor and UBS Securities LLC, as Purchaser in the initial public offering of 2,300,000 Shares, the Marketing Agent Agreement or any Participant Agreement where such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided by the Trustee. The indemnity shall include payment from the Trust of the indemnified party’s costs and expenses of defending itself against any such indemnified claim or liability.

In addition, the WGC has entered into separate indemnification agreements with certain officers of the Sponsor which require the WGC, among other things, to indemnify the officers against certain liabilities which may arise by reason of their status as officers of the Sponsor. The Sponsor or the WGC also intends to maintain director and officer liability insurance for the Sponsor, if available on reasonable terms.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit Number	Description
3.1	Certificate of Formation of World Gold Trust Services, LLC[1]
3.2	Amended and Restated Limited Liability Company Agreement of World Gold Trust Services, LLC[2]
4.1	Form of Trust Indenture[3]
4.1.1	Form of Amendment No. 1 to Trust Indenture[4]
4.1.2	Form of Amendment No. 2 to Trust Indenture
4.2	Form of Participant Agreement[5]
4.2.1	Form of Amendment to Participant Agreements[6]
4.2.2	Form of Amendment No. 2 to Participant Agreements
5.1	Opinion of Carter Ledyard & Milburn LLP as to legality
8.1	Opinion of Carter Ledyard & Milburn LLP as to tax matters
10.1	Form of Allocated Bullion Account Agreement[7]
10.1.1	Amendment No. 1 dated December 5, 2005 to Allocated Bullion Account Agreement dated November 12, 2004 between HSBC Bank USA, NA and The Bank of New York, as trustee.[8]
10.1.2	Form of Amendment No. 2 to Allocated Bullion Account Agreement[9]
10.1.3	Form of Amendment No. 3 to Allocated Bullion Account Agreement
10.2	Form of Unallocated Bullion Account Agreement[10]
10.2.1	Form of Amendment No. 1 to Unallocated Bullion Account Agreement[11]
10.2.2	Form of Amendment No. 2 to Unallocated Bullion Account Agreement
10.3	Form of Participant Unallocated Bullion Account Agreement (included as Attachment B to the Form of Participant Agreement filed as Exhibit 4.2)[12]
10.3.1	Form of Amendment No. 2 to Participant Unallocated Bullion Account Agreement
10.4	Form of Depository Agreement[13]
10.5	License Agreement[14]
10.6	Form of Marketing Agent Agreement[15]
10.6.1	Form of Amendment No. 2 to Marketing Agent Agreement[16]
10.6.2	Form of Amendment No. 3 to Marketing Agent Agreement
10.8	Form of World Gold Council/World Gold Trust Services, LLC License Agreement[17]
10.8.1	Form of Amendment No. 1 to World Gold Council/World Gold Trust Services, LLC License Agreement
10.10	Form of Marketing Agent Reimbursement Agreement[18]
10.12	SPDR Sublicense Agreement
23.1	Consent of Deloitte & Touche LLP
23.2	Consents of Carter Ledyard & Milburn LLP are included in Exhibits 5.1 and 8.1
24.1	Powers of attorney are included on the signature page to this registration statement
99.1	Code of Ethics of World Gold Trust Services, LLC[19]

1.	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

2.	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

3.	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

4.	Filed as Exhibit 4.1 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

5.	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

6.	Filed as Exhibit 4.2 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

7.	Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

8.	Filed as Exhibit 10.11 to the Registrant’s annual report on Form 10-K, File No. 001-32356, filed on December 20, 2005, and incorporated herein by reference.

9.	Filed as Exhibit 10.1 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

10.	Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

11.	Filed as Exhibit 10.2 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

12.	Included as Attachment B to the Form of Participant Agreement filed as Exhibit 4.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

13.	Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

14.	Filed as Exhibit 10.5 to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1, File No. 333-105202, filed on September 26, 2003, and incorporated herein by reference.

15.	Filed as Exhibit 10.6 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

16.	Filed as Exhibit 10.6 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

17.	Filed as Exhibit 10.8 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

18.	Filed as Exhibit 10.10 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

19.	Filed as Exhibit 99.1 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

(b)    Financial Statement Schedules

Not applicable.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)    That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9)    The undersigned registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 20, 2008.

WORLD GOLD TRUST SERVICES, LLC Sponsor of the SPDR® Gold Trust
By:	/s/ James Burton
James Burton Managing Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes James Burton and James Lowe, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement (including post-effective amendments) and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 20, 2008 by the following persons in the capacities* indicated.

Signature	Capacity

/s/ James Burton	Managing Director (principal executive officer)*

James Burton

/s/ James Lowe	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)*

James Lowe

*	The Registrant is a trust and the persons are signing in their capacities as officers of World Gold Trust Services, LLC, the Sponsor of the Registrant.

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Formation of World Gold Trust Services, LLC[1]
3.2	Amended and Restated Limited Liability Company Agreement of World Gold Trust Services, LLC[2]
4.1	Form of Trust Indenture[3]
4.1.1	Form of Amendment No. 1 to Trust Indenture[4]
4.1.2	Form of Amendment No. 2 to Trust Indenture
4.2	Form of Participant Agreement[5]
4.2.1	Form of Amendment to Participant Agreements[6]
4.2.2	Form of Amendment No. 2 to Participant Agreements
5.1	Opinion of Carter Ledyard & Milburn LLP as to legality
8.1	Opinion of Carter Ledyard & Milburn LLP as to tax matters
10.1	Form of Allocated Bullion Account Agreement[7]
10.1.1	Amendment No. 1 dated December 5, 2005 to Allocated Bullion Account Agreement dated November 12, 2004 between HSBC Bank USA, NA and The Bank of New York, as trustee.[8]
10.1.2	Form of Amendment No. 2 to Allocated Bullion Account Agreement[9]
10.1.3	Form of Amendment No. 3 to Allocated Bullion Account Agreement
10.2	Form of Unallocated Bullion Account Agreement[10]
10.2.1	Form of Amendment No. 1 to Unallocated Bullion Account Agreement[11]
10.2.2	Form of Amendment No. 2 to Unallocated Bullion Account Agreement
10.3	Form of Participant Unallocated Bullion Account Agreement (included as Attachment B to the Form of Participant Agreement filed as Exhibit 4.2)[12]
10.3.1	Form of Amendment No. 2 to Participant Unallocated Bullion Account Agreement
10.4	Form of Depository Agreement[13]
10.5	License Agreement[14]
10.6	Form of Marketing Agent Agreement[15]
10.6.1	Form of Amendment No. 2 to Marketing Agent Agreement[16]
10.6.2	Form of Amendment No. 3 to Marketing Agent Agreement
10.8	Form of World Gold Council/World Gold Trust Services, LLC License Agreement[17]
10.8.1	Form of Amendment No. 1 to World Gold Council/World Gold Trust Services, LLC License Agreement
10.10	Form of Marketing Agent Reimbursement Agreement[18]
10.12	SPDR Sublicense Agreement
23.1	Consent of Deloitte & Touche LLP
23.2	Consents of Carter Ledyard & Milburn LLP are included in Exhibits 5.1 and 8.1
24.1	Powers of attorney are included on the signature page to this registration statement
99.1	Code of Ethics of World Gold Trust Services, LLC[19]

1.	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

2.	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

3.	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-105202, filed on May 13, 2003, and incorporated herein by reference.

4.	Filed as Exhibit 4.1 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

5.	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

6.	Filed as Exhibit 4.2 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

7.	Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

8.	Filed as Exhibit 10.11 to the Registrant’s annual report on Form 10-K, File No. 001-32356, filed on December 20, 2005, and incorporated herein by reference.

9.	Filed as Exhibit 10.1 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

10.	Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

11.	Filed as Exhibit 10.2 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

12.	Included as Attachment B to the Form of Participant Agreement filed as Exhibit 4.2 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

13.	Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

14.	Filed as Exhibit 10.5 to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1, File No. 333-105202, filed on September 26, 2003, and incorporated herein by reference.

15.	Filed as Exhibit 10.6 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

16.	Filed as Exhibit 10.6 to Current Report on Form 8-K, File No. 001-32356, filed on December 13, 2007, and incorporated herein by reference.

17.	Filed as Exhibit 10.8 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

18.	Filed as Exhibit 10.10 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.

19.	Filed as Exhibit 99.1 to the Registrant’s Registration Statement on Amendment No. 4 to Form S-1, File No. 333-105202, filed on November 8, 2004, and incorporated herein by reference.